Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY

Paige H. Gilchrist

Vice President, External Affairs

(630) 586-8101

For Immediate Release
Tuesday, October 25, 2005

CENTERPOINT PROPERTIES REPORTS THIRD QUARTER 2005 RESULTS

Development Pipeline More Than Doubles to 5.5 Million Square Feet

Highlights:

•      Third Quarter 2005 EPS Increased 36.5%, FFO Per Share Increased 6.2%

•      3.4 Million-Square-Foot Build-to-Suit for Wal-Mart Signed in Third Quarter 2005

•      $261 Million of Total Investments Completed

•      Closed $114.0 Million Second Tranche of Portfolio Sale to JF US Industrial Trust

•      Contracted to Sell 1.0 Million-Square-Foot Spec Development to Georgia Pacific

•      Substantial Financial Capacity: 9.0 to 1 Debt Service Coverage; 7.3 to 1 Fixed Charge Coverage

•      Healthy Leasing Activity: 75.2% of 2005 Lease Expirations and 56.6% of Total Inventory Addressed

•      Chicago Industrial Market Remains Active – YTD Gross Absorption of 46.6 Million Square Feet

Oak Brook, Illinois, October 25, 2005 – CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 36.5% in the third quarter 2005 to $0.86 from $0.63 for the same period in 2004.  Net income available to common shareholders increased 39.1% to $41.6 million from $29.9 million for the third quarter 2004.

Funds from operations (“FFO”) per share increased 6.2% in the third quarter 2005 to $0.69 (the middle of management’s third quarter 2005 guidance range) from $0.65 for the same period in 2004.  CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions and Reconciliation for further explanation of FFO.

CenterPoint tightened its annual guidance ranges for 2005 and currently expects to report EPS in the range of $2.69 to $2.79 and FFO per share in the range of $2.54 to $2.60.  For the fourth quarter 2005, the Company expects to report EPS in the range of $0.76 to $0.86 and FFO per share in the range of $0.67 to $0.73.

“We more than doubled our development pipeline this past quarter, which now totals about 5.5 million square feet.  We have completed $261 million of total investments and have an additional $125 million of acquisitions under contract, letter of intent or in negotiation.  Furthermore, we continue to make solid leasing progress and have addressed more than 75% of 2005 expirations and 56% of our total inventory,” stated Mike Mullen, Chief Executive Officer.

“The 1.4-billion-square-foot Chicago industrial property market remains active and we continue to exploit new ‘value-added’ opportunities.  The Wal-Mart build-to-suit is significant, not only in development value, but also as an indicator of significant logistics trends.  Illinois’ unparalleled transportation network is attracting new companies to the region, which is the third largest container ‘hub’ in the world.  Logistics efficiencies realized by locating in Chicago will continue to fuel demand for industrial space and new intermodal development in this region.”

 “There is considerable value in our 3,300-acre ‘land bank’ and strategically located land remains a competitive advantage for CenterPoint.  Some of our major land parcels have more than doubled in value over the last five years.  We also continue to look at other attractive parcels throughout metropolitan Chicago for investment.”

Leasing Progress

Year-to-date, the Company has addressed 6.1 million square feet, or 56.6% of total inventory, which includes 2005 expiries, beginning year vacancy and acquired vacancy and expiries.  Of 2005 expiries, the Company has addressed 4.1 million square feet or 75.2% of beginning year 2005 expirations.   On total leasing activity, year-to-date rents increased 7.7% on a straight-line basis and 1.3% on a cash basis.

Detailed portfolio activity is available on page 16 of the Company’s Supplemental Investor Package, which is posted in the upper left hand corner of the investor relations page of the Company’s website, www.centerpoint-prop.com.

Excluding properties sold, the Company retained 93.7% of its tenants.  At the end of the third quarter, 86.2% of the Company’s in-service industrial portfolio is leased and occupied compared to 87.6% at the end of the second quarter 2005.

“We are making significant progress in processing our inventory, including 2005 expiries.  While vacancy slightly increased as a percentage, this is the result of higher asset sales, which shrunk the overall portfolio base.  Looking ahead, 2006 lease expirations are manageable and will allow us to focus on leasing up existing vacancy,” remarked Sean Maher, Executive Vice President, Portfolio Operations.  “There is significant opportunity in leasing and we are optimistic in light of solid market activity.”

Strong Investment Pipeline

Year-to-date, CenterPoint and its affiliates have completed total investments of $260.9 million.  Of this total, CenterPoint completed $232.3 million.  Stabilized, these investments are expected to produce a weighted average straight-line yield of 9.7% and a weighted average initial cash yield of 9.2%.  Third quarter 2005 investments included the acquisition of five buildings totaling 772,245 square feet.  CenterPoint also purchased 226 acres of land for future development in Lake County, Illinois along the I-94 corridor.

Jim Clewlow, Chief Investment Officer, noted, “Our franchise in this market, and our focus on ‘value-added’ opportunities, has been the key to identifying attractive acquisitions in a very competitive environment.  We have dealmakers covering every submarket of metropolitan Chicago.  Our investment officers are focused solely on buying buildings and land where we can add value.  We leverage a large network of industrial brokers to help identify and facilitate these transactions.”

Development Pipeline Growing

CenterPoint and its affiliates currently have nine developments under construction totaling 5.5 million square feet or $231.6 million.  Of this total, the Company’s combined development projects under lease are 98% occupied and are expected to produce a weighted average straight-line yield of 10.4% and a weighted average initial cash yield of 10.1%.

During the quarter, CenterPoint completed and delivered the 181,715-square-foot build-to-suit for Ta Chen at CenterPoint Business Center – Gurnee in Gurnee, IL.

On August 30, CenterPoint signed a contract to develop a bulk storage facility for Wal-Mart at CenterPoint Intermodal Center (“CIC”) in Elwood, Illinois. The facility will be comprised of two distribution buildings of 1.6 million square feet and 1.8 million square feet.  The project has commenced with completion scheduled for the second half of 2006.  The transaction is structured as a 15-year lease with purchase options.

Also in the third quarter, CenterPoint Properties contracted to sell the 1.0 million-square-foot speculative development at CIC to Georgia Pacific, a leading international manufacturer of tissue, packaging, paper, building products and related chemicals.  The new distribution center for Georgia Pacific is a consolidation of three smaller Midwest distribution facilities into a single large facility at CIC, and will be completed and sold in the fourth quarter 2005.

Including the transactions above, approximately seven million square feet of industrial buildings have been developed, or are under construction, at CIC since the opening of the BNSF Railway Company’s intermodal facility in September 2002.  This is ahead of CenterPoint’s original development projections.

“We signed 4.4 million square feet of deals this quarter at CIC.  Additionally, we continue to see strong demand at all of our eight major business parks under development,” commented Michael Murphy, Senior Vice President, Development.

“The Lake County land purchased this quarter was the last parcel in our ‘land bank’ that was still under option.  We purchased the site to exploit demand in the northern region of metropolitan Chicago and specifically along Interstate 94 up to Milwaukee.”

2005 Dispositions Complete or Under Contract

Year-to-date, CenterPoint and its affiliates have completed $452.0 million of dispositions.  CenterPoint completed $404.4 million of the total.  Proceeds are redeployed into CenterPoint’s large and expanding pipeline of build-to-suit developments and investments.

Third quarter 2005 dispositions were highlighted by the sale of $114.0 million of industrial buildings, part of the $392.7 million phased portfolio sale previously announced on April 7, 2005. The ten buildings sold in the third quarter total 2.8 million square feet and are located in various submarkets of metropolitan Chicago.  The assets were sold to the venture created between the Company and JF US Industrial Trust (ASX: JUICA).  JF US Industrial Trust is managed by James Fielding Funds Management Limited, part of the Mirvac Group. CenterPoint retains a 5% promoted interest in the venture and is managing the portfolio for fees.  The remaining 25 buildings totaling 4.7 million square feet will be sold in approximately equal amounts in the fourth quarter 2005 and the first quarter 2006.

Jim Clewlow noted, “The Chicago industrial property market remains very liquid with strong demand from a variety of buyers.  As a result, cap rates remain at historic lows and we don’t expect any near-term movement.”

Substantial Financial Capacity

At September 30, CenterPoint had $730.0 million of senior debt outstanding producing a debt to total market capitalization of 24.0%.  For the third quarter 2005, debt service coverage was 9.0 to 1 and fixed charge coverage was 7.3 to 1.  Currently, CenterPoint’s total debt bears a weighted average interest rate of 5.2%.

“Our balance sheet remains strong and asset sales are funding our large and expanding pipeline of investments.  Our joint ventures are available to support additional investment, broadening the Company’s share of the metropolitan Chicago investment market” stated Paul Fisher, President and Chief Financial Officer.  “Asset sales this year also allowed us to repurchase $26 million of common shares at an attractive price during the past two quarters.”

CenterPoint Venture LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEast (a joint venture between CalPERS and LaSalle Investment Management) acquires or develops, packages and sells stabilized industrial property investment opportunities outside the Company’s more “value-added” investment focus.

CenterPoint Venture contributed EPS of $0.01 and FFO per share of $0.02 year-to-date. As of September 30, 2005, assets in CenterPoint Venture totaled $146.1 million.

In third quarter 2005, CenterPoint Venture acquired one building totaling 300,128 square feet in Melrose Park, IL.  It also sold a 164,536-square-foot building located in Milwaukee, WI.

Dividends

CenterPoint’s Board of Trustees declared a fourth quarter 2005 dividend of $0.4275 per common share, to be paid November 2, 2005 to shareholders of record October 20, 2005.  On an annualized basis, this equates to $1.71 per share for the year 2005.

The Board of Trustees also declared a dividend of $0.9375 per share on its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNTPRB) to be paid December 29, 2005 to shareholders of record December 15, 2005 and a dividend of $26.89 per share of its Series D Preferred Shares to be paid December 15, 2005 to shareholders of record December 1, 2005.

For the third quarter 2005, the Company’s FFO payout ratio was 62%.

Chicago Industrial Market Active

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, CenterPoint estimates gross absorption in the 1.4-billion-square-foot market was 46.6 million square feet for the first nine months 2005 compared to 37.0 million square feet absorbed in the first nine months 2004.  Market-wide vacancy for the third quarter 2005 was approximately 9.0% compared to 8.9% last quarter.

Year-to-date, submarkets showing significant gross absorption included the Southwest Suburbs, O’Hare, Fox Valley and Chicago South.  For the third quarter, submarkets showing the greatest gross absorption include the Southwest Suburbs, DeKalb County and Fox Valley.

Construction completions year-to-date 2005 totaled approximately 14.0 million square feet.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of September 30, 2005, the Company owned approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,053 acres of land upon which approximately 44.1 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint has a total market capitalization of approximately $3.0 billion.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

An Investor conference call will be held Wednesday, October 26, 2005 beginning 1:00 p.m. CT, 2:00 p.m. ET.  This call will be broadcast live on www.centerpoint-prop.com .. To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. CT on Wednesday, October 26, 2005. The replay number is 888-266-2081, passcode 631881.

Supplemental financial and operating information will be available on the Company’s website at www.centerpoint-prop.com after 7:00 p.m. CT on October 25, 2005.

Financial Statements to Follow…

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets:
Investment in real estate:
Land	$210,824	$233,326
Buildings	729,270	881,328
Building improvements	137,142	167,982
Furniture, fixtures, and equipment	26,445	26,130
Construction in progress	145,341	148,545
	1,249,022	1,457,311
Less accumulated depreciation	(160,502)	(183,770)
Real estate held for sale, net of depreciation	170,758	49,210
Build-to-suit for sale costs, net of deposits	11,415	12,414
Net investment in real estate	1,270,693	1,335,165

Cash and cash equivalents	3,968	1,496
Restricted cash	84,178	79,297
Tenant accounts receivable, net	29,148	36,949
Mortgage and notes receivable	13,055	75,089
Investment in and advances to affiliate	12,151	14,202
Prepaid expenses and other assets	15,347	16,694
Deferred expenses, net	31,436	34,613

	$1,459,976	$1,593,505

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (1)	$69,686	$73,109
Senior unsecured debt	450,000	550,000
Tax-exempt debt	142,150	118,900
Line of credit	68,200	131,500
Preferred dividend payable	1,568	254
Accounts payable	18,111	18,778
Accrued expenses	77,891	81,776
Rents received in advance and security deposits	11,764	12,224

	839,370	986,541

Shareholders’ equity:
Preferred equity	108,937	110,687
Common equity	543,066	534,038
Treasury stock	(26,099)	—
Retained earnings (deficit)	9,322	(22,031)
Other comprehensive loss	(5,575)	(6,532)
Unearned compensation - restricted shares	(9,045)	(9,198)

	620,606	606,964

	$1,459,976	$1,593,505

(1) September 30, 2005 and December 31, 2004 balances includes non-recourse TIF debt of $14,585 and $21,958, respectively

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$24,104	$18,451	$71,447	$49,331
Straight-line rents	1,131	713	1,992	1,270
Expense reimbursements	7,839	5,936	23,784	17,963
Mortgage interest income	276	261	976	978
Real estate fee income	586	167	5,770	3,562
Build-to-suit for sale revenue	—	—	27,226	—

Total revenue	33,936	25,528	131,195	73,104

Expenses:
Real estate taxes	7,899	5,660	24,056	16,749
Property operating and leasing	7,257	6,912	26,951	21,520
General and administrative	3,233	2,797	10,608	7,186
Depreciation and amortization	9,801	6,178	28,463	19,311
Build-to-suit for sale construction costs	—	—	25,719	—
Impairment of assets held for sale	459	—	1,153	—

Total expenses	28,649	21,547	116,950	64,766

Other income/(expense)
Interest income	478	338	1,123	1,157
Interest expense	(7,170)	(8,844)	(23,396)	(23,675)
Amortization of deferred financing costs	(878)	(932)	(2,815)	(2,606)

Total other income/(expenses)	(7,570)	(9,438)	(25,088)	(25,124)

Income from continuing operations before income taxes and equity in net income of affiliate	(2,283)	(5,457)	(10,843)	(16,786)
(Provision for) benefit from income tax expense	388	281	2,481	707
Equity in net income of affiliate (1)	477	683	765	1,466
Gain from sale of equity interest	—	—	—	5,851

Income from continuing operations	(1,418)	(4,493)	(7,597)	(8,762)
Discontinued operations:
Gain on sale, net of tax (2)	39,950	26,570	90,934	35,687
Income from operations, net of tax	4,273	8,201	15,690	38,816

Income before gain on sale of real estate	42,805	30,278	99,027	65,741

Gain on sale of real estate, net of tax (2)	374	—	1,028	177

Net Income	43,179	30,278	100,055	65,918

Preferred dividends	(1,572)	(368)	(4,763)	(2,092)
Net income available to common shareholders	$41,607	$29,910	$95,292	$63,826

Basic and diluted EPS (3):
Income available to common shareholders from continuing operations	$(0.05)	$(0.10)	$(0.23)	$(0.23)
Discontinued operations	0.91	0.73	2.19	1.59
Net income available to common shareholders	$0.86	$0.63	$1.96	$1.36

Distributions per share (3)	$0.428	$0.390	$1.283	$1.170

(1)        Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  Chicago
Manufacturing Campus II, LLC, Rochelle Development Joint Venture, CenterPoint James Fielding, LLC

(2)        For the quarter ended September 30, 2005 and 2004, gains inclusive of build-to suit for sales are attributed to $161,418 and $99,023 of dispositions,respectively.

For the year ended September 30, 2005 and 2004, gains inclusive of build-to-suit for sales are attributed  to $404,378 and $141,666 of dispositions, respectively.

(3)        The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$41,607	$29,910	$95,292	$63,826
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	9,597	6,005	26,935	18,718
Discontinued operations	150	3,841	5,138	11,022
Unconsolidated affiliates	143	181	334	682
Accumulated depreciation and amortization of intangibles on sold industrial assets, net of tax	(17,007)	(7,646)	(33,892)	(10,618)
Funds from operations	$34,490	$32,291	$93,807	$83,630

Funds from operations per share	$0.69	$0.65	$1.88	$1.72

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$41,607	$29,910	$95,292	$63,826
Add back/(deduct):
Preferred dividends	1,572	368	4,763	2,092
Interest incurred, net	6,692	8,506	22,273	22,518
Depreciation and amortization	9,801	6,178	28,463	19,311
Amortization of deferred financing costs	878	932	2,815	2,606
Provision for income taxes expense (benefit)	(388)	(281)	(2,481)	(707)
Provision for income taxes expense (benefit) from gain on sale	—	—	—	112
Discontinued operations:
Interest incurred, net	—	—	338	—
Depreciation and amortization	150	3,841	5,138	11,022
Provision for income taxes expense (benefit) from operations	(12)	(22)	198	(69)
Provision for income taxes expense (benefit) from gain on sale	—	—	640	234
EBITDA	$60,300	$49,432	$157,439	$120,945

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	60,300	49,432	157,439	120,945

Interest incurred, net	6,692	8,506	22,273	22,518
Interest incurred, net from discontinued operations	—	—	338	—
Debt service (B)	$6,692	$8,506	$22,611	$22,518

EBITDA to debt service coverage ratio (A/B)	9.0	5.8	7.0	5.4

Debt service	6,692	8,506	22,611	22,518
Preferred dividends	1,572	368	4,763	2,092
Fixed charge (C)	$8,264	$8,874	$27,374	$24,610

EBITDA to fixed charge coverage ratio (A/C)	7.3	5.6	5.8	4.9

Annualized FFO return on common equity

FFO return on common equity	25.4%	24.7%	23.0%	21.3%

Capitalized interest	$2,274	$1,297	$6,558	$4,755

Reconciliation of average shares outstanding
Basic Shares - GAAP	48,441,909	47,847,791	48,529,759	46,989,220
Add: Stock options/grants - common share equivalents	1,430,818	1,757,454	1,499,407	1,719,276
Diluted shares - GAAP/FFO	49,872,727	49,605,245	50,029,166	48,708,496

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

THIRD QUARTER 2005 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income, excluding straight line rents, divided by total project cost, adjusted for tax increment financing.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDAstands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the Company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight-Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight-Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.